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EXHIBIT 5.1

July 18, 2003

Avaya Inc.
211 Mt. Airy Road
Basking Ridge, NJ 07920

RE:	Registration Statement on Form S-3; $1,000,000,000 of Securities

Ladies and Gentlemen:

        I am Senior Vice President, General Counsel and Secretary of Avaya Inc. (the "Company"), and, in such capacity, have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), for the registration of the sale by the Company from time to time of up to $1,000,000,000 worth of (i) Common Stock, par value $0.01 per share, including Common Stock issuable upon the exercise of the Common Stock Warrants described below (the "Common Shares"); (ii) Preferred Stock; (iii) debt securities, in one or more series (the "Debt Securities"), which are to be issued pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), (iv) warrants to purchase Debt Securities (the "Debt Warrants") and (v) warrants to purchase Common Stock (the "Common Stock Warrants" and together with the Common Shares, Preferred Stock and Debt Securities, the "Securities").

        I have examined and am familiar with the Restated Certificate of Incorporation and By-laws of the Company, as each is amended to date, and the proceedings of the Board of Directors of the Company on July 16, 2003 with respect to the proposed issuance of the Securities. I have also examined, or caused to be examined, the Indenture and such other corporate records, documents and instruments, and I have made, or caused to be made, such investigations of law, as are in my judgment necessary or appropriate as a basis for the opinions expressed below.

        In rendering the following opinions, I have assumed that the actions relating to the authorization, registration, offer and issuance of the Securities taken by the Company's Board of Directors prior to the date of this opinion will not be revoked by any action of the Company's Board of Directors after the date hereof.

        Based upon the foregoing, I am of the opinion that:

        1.     The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

        2.     With respect to the Common Stock, when (A) the Board has taken all necessary corporate action, and appropriate officers of the Company have taken all appropriate action to approve the issuance of the Common Stock and (B) the certificates representing the Common Shares have been duly executed, countersigned, registered and delivered in accordance with the Restated Certificate of Incorporation of the Company (and in the case of the Common Shares issuable upon the exercise of the Common Stock Warrants, such Common Shares have been exercised in accordance with the warrant agreement) and upon payment of the requisite consideration, such shares of Common Stock will be validly issued, fully paid and non-assessable.

        3.     With respect to the Preferred Stock, when both (A) the Board of Directors of the Company or a duly constituted and acting committee thereof (collectively, the "Board") has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, including the adoption of a Certificate of Amendment relating to such Preferred Stock (a "Certificate") and the filing of the Certificate with the Secretary of State of the State of Delaware, and (B) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein, then the shares of Preferred Stock will be validly issued, fully paid and nonassessable.

        4.     With respect to the Debt Securities, when (i) the specific terms of a particular series of Debt Securities has been duly authorized and established in accordance with the Indenture, (ii) the Board has taken all necessary corporate action, and appropriate corporate officers of the company have taken all appropriate action in accordance with such corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters and (iii) the Debt Securities of such series have been duly authorized, executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as to the extent that enforcement may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar other laws now or hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and (b) of general principles of equity (regardless of whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding may be brought.

        5.     With respect to the Debt Warrants and the Common Stock Warrants (collectively, the "Warrants"), when (i) the creation of and the issuance and terms of the Warrants, the terms of the offering thereof and the related matters have been duly approved by all necessary corporate action of the Board, (ii) the warrant agreement or agreements relating to the Warrants have been duly authorized and validly executed and delivered by the Company and the warrant agent, if any, appointed by the Company and (iii) the Warrants or certificates representing the Warrants have been duly executed, authenticated, issued, delivered and paid for as contemplated by the Registration Statement and any prospectus supplement relating thereto, and in accordance with the applicable underwriting or other agreement, the Warrants will be duly authorized and validly issued.

        In rendering the foregoing opinions, the examination of law referred to above has been limited to, and I express no opinions as to matters under or involving any laws other than, the Federal laws of the United States of America and the laws of the State of Delaware.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
By:	/s/ PAMELA CRAVEN Pamela Craven Senior Vice President, General Counsel and Secretary

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  EXHIBIT 5.1